Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-134466 of our report dated February 20, 2007 (except for Notes 1 and 7 relating to the reverse stock split as to which the date is March 8, 2007) related to the financial statements of SenoRx, Inc. as of December 31, 2006 and 2005 and for each of the three years in the period ended 12/31/06, appearing in the prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche, LLP

Costa Mesa, California

March 9, 2007